Registration No. 333-237342

Filed Pursuant to Rule 433

Dated July 22, 2021

Index Family of Exchange Traded Notes Member FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE Continued on next page Cannabis Overview The MicroSectors™ Cannabis Index Exchange Traded Notes are linked to the performance of the Indxx MicroSectors™ North American Cannabis Index. The leveraged ETN (MJO), offers investors a return based on changes in the level of the Indxx MicroSectors™ North American Cannabis Index on a compounded basis on each Index Business Day (as defined in the applicable pricing supplement), before taking into account fees. The leveraged ETN has a leverage factor of 2 that is reset on each Index Business Day. This fact sheet relates to separate ETN offerings. Each issue of the ETNs is linked to one, and only one, ETN below. The leveraged ETN seeks a return on the underlying index for a single Index Business Day. The leveraged ETNs are not “buy and hold” investments, and should not be expected to provide its respective leveraged return of the underlying index’s cumulative return for periods greater than one Index Business Day. What Is the Indxx MicroSectors™ North American Cannabis Index The Indxx MicroSectors™ North American Cannabis Index (the “Index”) includes North American stocks designed to track the performance of companies that provide products or services related to the medical or industrial use of cannabis or cannabis related products. The Index’s underlying composition is market cap weighted, liquidity adjusted, and has a single security cap of 9.9% to prevent over concentration in a handful of stocks. More information about the Index can be found here. What Is MicroSectors™ MicroSectors™ provide concentrated exposure to investable market segments that heavily influence many investor portfolios. Developed as high-impact trading and hedging instruments, MicroSectors™ ETNs are designed to give investors precise exposure to popular niches of the market. MicroSectors™ is a REX Shares product. For more information, visit www.microsectors.com. Ticker Exchange Traded Note MJO MicroSectors™ Cannabis 2X Leveraged ETN MJJ MicroSectors™ Cannabis ETN ETN Details Ticker MJO MJJ Intraday NAV MJOIV MJJIV CUSIP 063679674 063679682 ISIN US0636796742 US0636796825 Expense Ratio¹ 0.95% per annum, accrued on a daily basis 0.70% per annum, accrued on a daily basis Daily Financing Rate2 US Federal Funds Effective Rate plus 1.25% per annum, accrued on a daily basis Not applicable Leverage Factor +2X +1X Leverage Reset Frequency Each Index Business Day Not applicable Exchange NYSE Arca NYSE Arca Issuer Bank of Montreal Bank of Montreal Initial Trade Date 12/10/2019 12/10/2019 Maturity Date 11/17/2039 11/17/2039 1 The Expense Ratio is a per annum number that accrues on a daily basis. 2 The Daily Financing Rate is a per annum number that accrues on a daily basis. Index Details Index Name Indxx MicroSectors™ North American Cannabis Index Index Ticker MSMJ Launch Date 11/8/2019 Index Eval. Frequency Monthly Weighting Modified Market Capitalization No. of Constituents 19 Index Constituents Ticker Name Weight Ticker Name Weight Ticker Name Weight ABBV-US AbbVie Inc 9.9000% ACB-US Aurora Cannabis Inc 6.6123% OGI-US OrganiGram Holdings Inc 2.1238% TMO-US Thermo Fisher Scientific Inc 9.9000% PKI-US PerkinElmer Inc 5.4216% CRON-US Cronos Group Inc 1.8421% TLRY-US Tilray Inc 9.9000% WAT-US Waters Corp 4.8938% BRKR-US Bruker Corp 1.4813% SNDL-US Sundial Growers Inc 9.9000% CTLT-US Catalent Inc 4.7918% HEXO-US HEXO Corp 1.4134% A-US Agilent Technologies Inc 9.9000% SMG-US Scotts Miracle-Gro 3.6693% ARNA-US Arena Pharmaceuticals Inc 1.3323% CGC-US Canopy Growth Corp 7.0629% IIPR-US Innovative Industrial Properties 2.5528% CARA-US Cara Therapeutics Inc 0.6780% MTD-US Mettler-Toledo International Inc 6.6245% As of 7/1/2021. Index weightings and constituents are subject to change.